Exhibit 2.1

                            ASSET PURCHASE AGREEMENT



         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 30th day of November, 2000 by and among LEATHER TAN ACQUISITION, INC., a Texas corporation, or its assigns ("Purchaser") and TLC DIRECT, INC., a Texas corporation, and TANDY LEATHER DEALER, INC., a Texas corporation, (both TLC Direct, Inc. and Tandy Leather Dealer, Inc. shall be referred to as "Sellers"). Tandycrafts, Inc. signs this Agreement only to indicate its agreement to Sections 1.7, 6.1(B and C) and 8.13 of this Agreement and The Leather Factory, Inc. signs this Agreement only to indicate its agreement to Section 8.12 of this Agreement. Nevertheless, Tandycrafts, Inc. and The Leather Factory, Inc. are not parties to the Agreement or to any other Section of this Agreement and are not liable thereunder, except for such Sections, in any other form or manner.

                                    RECITALS:
                                    ---------

         Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers substantially all of the assets and assume certain of the liabilities of the Sellers in return for the purchase price set out hereinafter. Sellers acknowledge that Purchaser is relying on the representations, warranties, and covenants made herein by Sellers in pursuing financing for the transaction contemplated herein.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the premises, the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                 SALE OF ASSETS
                                 --------------

1.1 Acquired Assets. On and subject to the terms of this Agreement, Purchaser agrees to purchase from Sellers and Sellers agree to sell, transfer, convey and deliver to the Purchaser, all of the Acquired Assets owned by Sellers and used by Sellers in the conduct of Tandy Leather's leathercraft business as conducted by Tandy Leather Company and its successors, at the closing for the consideration specified below. "Acquired Assets" shall mean all of Sellers' right, title and interest in and to all of the assets of the Sellers, except the Excluded Assets, including, but not limited to:

                  (a) all tangible and personal property, such as machinery, equipment, all materials and supplies, inventory, trade booth inventory, catalog inventory, fixtures, manufactured and purchased parts, goods in process and finished goods, furniture, including but not limited to the A Brandt Ranch Oak furniture used by D. L. Tandy, Charles Tandy, and J. L. West, automobiles, trucks, trailers, tools, racks, jigs, and dyes;

                  (b) intellectual property and goodwill associated therewith, intangibles, trade, business name, goodwill, licenses, sub-licenses, and operating agreements granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein under the laws of all jurisdictions;

                  (c) Sellers' rights to the names "Tandy Leather", "Tandy Leather Company", "Tandy Leather Dealer, Inc.", and "TLC Direct, Inc.";

                  (d) Sellers' rights to all of Sellers' patents, trademarks, and copyrights, including those to be transferred to Sellers from TAC Holdings, Inc. immediately prior to this transaction, registered or unregistered, including, but not limited to, the lists of patents and trademarks attached as Exhibit "A" and the list of copyrights attached as Exhibit "B";

                  (e) leases, subleases, and rights thereunder listed on attached Exhibit "C";

                  (f)      contracts,   indentures,    agreements,    mortgages,
                           instruments  of  indebtedness,   security  interests,
                           guarantees, royalty agreements, dealer contracts, other similar agreements and rights thereunder listed on attached Exhibit "D";

                  (g) accounts, notes, other receivables, including any uncollected claims listed on attached Exhibit "E";

                  (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment (including items relating to the payment of taxes), franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies,

                  (i) copies of books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials;

                  (j)      any non-local phone numbers owned by the Sellers;

                  (k) Sellers' rights to all of Sellers' Internet Domain names and all rights related to said Internet Domain names, including but not limited to tandyleather.com,
                           camptandy.com,                         leather-e.com,
                           tandyleatherandcrafts.com,             tlcdirect.net,
                           tandyleatherdealer.com,    craftyourworld.com,    web
                           sites, registrations, administrative and technical rights to all Domain Names, passwords, codes, and any shopping cart software rights;

                  (l) all original leathercraft art owned by Sellers whether said art is in possession of Sellers or on loan to others, including, but not limited to any leathercraft art owned by Sellers which is on loan to the King Museum in Sheridan, Wyoming, and whether by Al Stohlman, Silva Fox, Al Shelton, Ken Griffin, Lad Haverty, Cliff Ketchum, Christine Stanley, or other artists, a list of which leathercraft art is attached hereto as Exhibit "G"; and all rights with respect to said original leathercraft art; provided, however, that Purchaser agrees to assume and abide by agreements related to said leathercraft art, including the Tandy Leather Company or Tandycrafts, Inc.'s, dba Tandy Leather Company, agreement with Al and Ann Stohlman dated February 3, 1998;

                  (m) mailing lists (provided that Purchaser abides by Sellers' privacy policies), publications, books, pamphlets, catalogs, films, videos, magazines, doodle page books/pattern packs, patterns, student manuals, teacher's guides, visual aids, posters and other visual aids, and flyers;

                  (n) the leathercraft art that was formerly contained in the Ann and Al Stohlman museum and, to the extent that such items exist, all inventory, equipment, furniture, fixtures and supplies of said museum;

                  (o) Sellers' rights to all of Sellers' computer hardware and software, including but not limited to: "Slammin" server and its software, including NT and Site Link Software, "Tcrafts 2" server and its software including NT and MOM software and any other hardware and software listed on Sellers' books.

1.2 Excluded Assets. The Acquired Assets shall not include any rights or assets in regard to Sellers' employee benefit or retirement plans, Sellers' corporate charters, minute books, stock transfer books, stock certificates, corporate seals, qualifications to do business, fictitious name filings, certificates of authority to do business, arrangements with registered agents, tax payer and other identification numbers, cash, stock in TAC Holdings, Inc. owned by Sellers, JD Edwards software, "Internet One" server and software, "Corp" server and software, Lotus Notes, local phone lines, equipment, computers, servers, phone lines, equipment, software or other assets leased or owned by Tandycrafts, Inc., IP addresses, the trademarks and rights to the name "Tandycrafts" and its derivatives, including "Tandyarts", any assets (except those solely used in the leathercraft business as conducted by Tandy Leather Company and its successors), of Tandycrafts, any rights under this Agreement, the Letter Agreement between Sellers and The Leather Factory, Inc. dated on or about October 16, 2000, and the confidentiality agreements between the parties, and any local 817-telephone numbers that are part of Tandycrafts block of phone numbers (all of which are referred to hereinafter as the "Excluded Assets"). Seller will use reasonable efforts to forward calls that come to said local 817- telephone numbers to such numbers that Buyer shall designate. Sellers will cooperate with Purchaser to accomplish the migration of data from the computers, servers and software listed as Excluded Assets to the computers, servers and software that are Acquired Assets or that Purchaser subsequently purchases.

         All Acquired Assets will be free and clear of any and all liens, charges, encumbrances, and security interests of whatsoever nature or type.

1.3 Assumed Liabilities. On and subject to the terms and conditions of this Agreement, Purchaser agrees to assume and become responsible for certain Assumed Liabilities as of the Closing Date. Purchaser will not assume or have any responsibility for any obligations or liabilities of the Sellers, except for the Assumed Liabilities. The "Assumed Liabilities" will be defined as and include (a) all trade payables incurred in ordinary course of business of the Sellers incurred within ninety (90) days of Closing; (b) all liabilities relating to any contract assumed by Purchaser herein, including the obligations of the Sellers under the licenses, sub-licenses, leases, sub-leases, contracts, and other arrangements referred to in the definition of Acquired Assets or listed in Exhibits C or D, or in the other Exhibits or Schedules hereto ("Assumed Contracts") after closing; (c) all obligations and liabilities set forth in Schedule 1.3; and (d) any transfer, assignment, recording or similar fees; and (e) any liabilities arising on or after the date of this Agreement.

1.4 Excluded Liabilities. The Assumed Liabilities shall not include: (a) any liability of the Sellers for income taxes, transfer taxes, sales taxes, use taxes and other taxes owed by them and arising before the date of this Agreement, or arising in connection with the consummation of the transaction contemplated hereby, including any income taxes arising because the Sellers are transferring the Acquired Assets, or because the Sellers have deferred gain on any deferred inter company transaction; (b) any liability of the Sellers for costs and expenses incurred in connection with this Agreement or consummation of the transactions contemplated hereby, or any liability or obligation of the Sellers under this Agreement; (c) any ERISA or employment benefit plan of Sellers; or (d) any contract of employment or other agreements with Sellers' employees with Sellers; provided, however, that Purchaser shall assume any liabilities arising on or after Closing relating to certain employees of Sellers who are listed on Schedule 3.2(P); (e) any charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or litigation relating to breach of contract, breach of warranty, tort, infringement, violation of law, or other matter which arose prior to Closing; (f) liability for claims asserted against Sellers by Black Fox Trading Company regarding copyright infringements relating to certain bear claws relating to acts prior to Closing; (g) the trademark infringement claims made by Scovill Fasteners regarding alleged use of "dot", "sigma", and "durable dots" relating to acts prior to Closing; (h) any claim or allegation by a governmental or regulatory entity, arising prior to Closing; (i) the claim of the U.S. Department of Interior regarding violations of the Endangered Species Act relating to acts prior to Closing and the claim of the Federal Trade Commission ("FTC"), the Indian Arts and Crafts Board, and the U.S. Department of the Interior regarding Indian Arts and Crafts relating to acts prior to Closing; and (j) liability for claims asserted against Tandycrafts, Inc. by Tina Pruitt and Timothy Denham relating to a slip and fall at the former Tandy Leather store in Akron, Ohio which occurred prior to Closing (collectively 1.4 (a) - (j) shall be referred to herein as the "Excluded Liabilities").

1.5 Transfers of Acquired Assets by TAC Holdings, Inc. On or prior to the Closing Date, TAC Holdings, Inc. will terminate the Assignment, Operating and License Agreements by and between TAC Holdings, Inc. and Sellers, and will transfer to the Sellers, free and clear of all liens, and other encumbrances, any and all intellectual property of Sellers which TAC Holdings, Inc. holds as a result of said Assignment, Operating and License Agreements with or otherwise relating to Sellers. A copy of the Assignment of Certain Trademarks and Intellectual Property is attached hereto as Exhibit "H".

1.6 Assets to Be Supplied by Purchaser. Purchaser understands and agrees that it will need to supply certain assets or services to run the business presently conducted by Sellers. Such assets or services include but are not limited to the services provided by Sellers' parent company, the Excluded Assets, accounting software, T1 connection, "Internet 1" server, Domino software (or other software to run web hosting and interoffice Lotus Notes), Cisco 3810, and Cisco PIC firewall.

1.7 Leathercraft Assets Owned by Tandycrafts. If Tandycrafts, Inc. owns any assets set forth in Sections 1.1(d), 1.1(k), and 1.1(l) that relate solely to the leathercraft business conducted by Sellers, and excepting the Excluded Assets, Tandycrafts, Inc. hereby agrees to sell and transfer its right, title and interest to such assets to Purchaser.

                                   ARTICLE II

                      PURCHASE PRICE AND MANNER OF PAYMENT
                      ------------------------------------

2.1 Purchase Price. The total "Purchase Price" for the Acquired Assets shall be Two Million Eight Hundred Fifty Thousand Dollars
         ($2,850,000.00) payable, subject to adjustment as hereinafter stated, in cash or immediately available funds at closing.

2.2      Adjustments to Purchase Price.

         A. Earnest Money Deposit. Seller shall receive a credit to the Purchase Price in the sum of One Hundred Thousand Dollars ($100,000.00), in addition to all accrued interest thereon, which was deposited with the Seller by The Leather Factory, Inc. as an earnest money deposit.

         B. Adjustment to Purchase Price. The Purchase Price shall be further adjusted, dollar for dollar, based on any change in Net Assets Purchased (which shall be defined as current assets purchased (Accounts Receivable less Allowance for Doubtful Accounts, Inventory, and Prepaid Expenses) less current liabilities purchased (Accounts Payable - Trade)), from September 30, 2000 until closing, exceeding a ten percent (10%) increase or decrease. The parties agree the Net Assets Purchased as of September 30, 2000 shall be defined as $2,461,256.51 based on the following account balances as reflected on the balance sheets of TLC Direct, Inc. and TLC Dealer, Inc., prepared in accordance with generally accepted accounting principles, as of September 30, 2000.


                             TLC Direct, Inc.   TLC Dealer, Inc.       Combined
                             ----------------   ----------------       --------
Accounts Receivable
  Less Allowance                   84,084.74         226,242.30      310,327.04

Inventory                       2,280,072.06                -0-    2,280,072.06

Prepaid Expenses                   83,807.40             195.78       84,003.18

Accounts Payable - Trade         (213,145.77)               -0-     (213,145.77)

Net Assets Purchased            2,234,818.51         226,438.08    2,461,256.51

2.3 Allocation of Purchase Price. The parties agree to allocate the Purchase Price among the acquired assets for all purposes including financial, accounting and tax purposes in accordance with the allocation schedule attached hereto as Exhibit "I".

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

3.1 General Statement. The parties make the representations and warranties to each other that are set forth in this Article Three. The parties shall cooperate with each other in the conduct by Purchaser of its due diligence review and in preparing and accomplishing any and all regulatory filings which are or have been required to be made by the Sellers or Purchasers, including, but not limited to, any filings or reports that must be made to the Securities and Exchange Commission. Notwithstanding the foregoing, all such representations and warranties that are set forth elsewhere in this Agreement and in any exhibit, or schedule hereto or document delivered by or on behalf of a party hereto, or the representative of the other party pursuant to this Agreement shall survive the closing for a period of three years. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Representations and warranties of the parties are initially made as of the date hereof and are to be true and correct as of the Closing Date. For purposes of Article III of this Agreement, the term "knowledge" shall mean what the officers or Directors of Sellers should know or should have known with the exercise of due diligence.

3.2 Representations and Warranties of Sellers. To induce Purchaser to enter into this Agreement and to perform Purchaser's obligations hereunder and with full knowledge that Purchaser will rely thereon, Sellers, jointly and severally, represent and warrant the truth and accuracy of the following, subject only to the exceptions expressly and specifically set forth in this Agreement and in the schedules provided for by this Article III (collectively, the "Schedules").

         A. Ownership of Acquired Assets. Sellers represent that Sellers have good and marketable title and rightful possession of the Acquired Assets and that the Acquired Assets shall be, upon the delivery to Purchaser, free and clear of all liens, charges, encumbrances, and security interests of whatsoever nature or type.

         B. Authorization of Transaction. Sellers have full power and authority, including full corporate power and authority to execute and deliver this Agreement and to perform the obligations hereunder. Without limiting the generality of the foregoing the Board of Directors of each of the Sellers have duly authorized the execution, delivery and performance of this Agreement by the Sellers. The Sellers have good and marketable title to all of the Acquired Assets free and clear of any security interest or restriction on transfer.

         C. Enforceability. This Agreement and each of the agreements referenced herein to which Sellers are a party have been duly executed and delivered by the duly qualified officers of the Sellers and constitute legal, valid and binding obligations of the Sellers and are enforceable against each Seller in accordance with their respective terms.

         D. Conflicts, Consents. Except as disclosed in Schedule 3.2(D), neither the execution and delivery of this Agreement, or any of the other agreements referenced herein to which Sellers are a party, nor the consummation of the transaction contemplated hereby or thereby, will conflict with, violate, or result in a material breach or default under (with or without the giving of notice or the passage of time or both) (i) the Articles of Incorporation or Bylaws and any amendment thereof of the Sellers, (ii) any license, instrument, contract, or agreement to which any Seller is a party by which any Seller is bound,
                  (iii) any law, order, rule, regulation, writ, injunction, or decree that is applicable to any Seller. Except as disclosed in 3.2(D), neither the execution nor the delivery by Sellers of this Agreement, nor the consummation by Sellers of the transactions contemplated hereby or thereby will result in the creation of any lien, claim, right, charge, encumbrance, or security interest of any nature or type whatsoever, with respect to any of the Acquired Assets of the Sellers. Except as disclosed in Schedule 3.2(D), neither the execution and delivery of this Agreement by Sellers, nor the consummation by the Sellers of the transaction contemplated hereby, will require any consent, permit, license, approval of, or any filing with, any governmental or private entity, body or other person, firm or other entity. Except as disclosed in Schedule 3.2(D), the consummation of this Agreement will not result in a breach of, constitute default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under, any contract, lease, sub-lease, license, sub-license, franchise, permit, indenture, agreement, mortgage, instrument of indebtedness, security interest, or other arrangement to which any of the Sellers is a party, or by which Sellers are bound or by which any of their assets are subject, or result in the imposition of any security interest upon any of the Acquired Assets. The Sellers do not need to give any notice, make any filing with, or obtain any authorization, consent or approval of any government or governmental agencies in order for the parties to consummate the transactions contemplated by this Agreement, except as set forth in the Schedules.

         E. Subsidiaries and Affiliates. Except for TAC Holdings, Inc., Sellers have no subsidiaries or any other equity investment in any entity. Except for TAC Holdings, Inc., Sellers have no investment in any affiliate. For the purposes of this Agreement, the term "affiliate" shall mean all entities in which Seller owns or controls ten percent (10%) or more of the equity securities of the entity. The Sellers have delivered to the Purchaser correct and complete copies of the charter and bylaws of each Seller and subsidiaries, if any.

         F. Organization. All Sellers are corporations duly organized, validly existing and in good standing under the laws of the State of Texas. Tandycrafts, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Minutes or the Unanimous Consents In Lieu of the Meetings of the Shareholders and the Board of Directors of the Sellers have been delivered to Purchaser and are true, complete, and correct copies of such Minutes and Unanimous Consents and accurately reflect the events that took place at or in lieu of such meetings.

         G.       Assets.

                  (i) All of the assets disposed of by Sellers on or after September 30, 2000 were disposed of only in the ordinary course of business and not in violation of this Agreement.

                  (ii) The inventories of the Sellers reflected in the September 30, 2000 balance sheet are stated at actual costs. Since September 30, 2000, there have been no material write downs on the value of the Sellers' inventory or material write offs with respect to such inventories.

                  (iii) The accounts receivable reflected in the September 30, 2000 balance sheet and those existing since that date, or existing on the books of the Company at the closing, are actual accounts receivable, net of reserves for collectability thereof, and none of such accounts receivable are subject to the return of the merchandise or other property other than in the ordinary course of business.

                  (iv) The furniture, fixtures and equipment of the Sellers reflected on the September 30, 2000 balance sheet and such items of furniture, fixtures, equipment acquired since September 30, 2000 to the closing, are in working condition and repair sufficient to allow the Purchaser to conduct their usual business in a manner consistent with past practices.

         H. Ability to Conduct Business. Except for the Excluded Assets and the assets and services referred to in Section 1.6, in Sellers' commercially reasonable opinion, the Acquired Assets or the assets leased or otherwise used by Sellers constitute all assets and properties of the Sellers that are necessary to permit Purchaser to constitute or conduct the business of Sellers after the closing in the same manner and volume in which such business is presently being conducted.

         I. Real Property Leases. Sellers own no real property and have no obligation under any real property lease.

         J. Contracts. Schedule 3.2(J) sets forth a true, correct and complete list of every material written agreement of the following types (such list shall include the date of any and all such agreements, the names of the parties to any and all such agreements) and a memorandum listing the terms of any material oral agreement:

                  (i) union, collective bargaining, or similar agreement, together with all amendments thereto or interpretations thereof, such as arbitration decisions and the like, to which Seller is a party or is bound;

                  (ii) employment agreements that are not terminable at will and without penalty on thirty (30) days or less prior written notice or that provide for payments upon or after termination;

                  (iii)    agencies,  sales  agencies,  brokerage,  wholesaling,
                           franchise,   distribution  or  similar  agreement  or
                           contracts;

                  (iv)     loan agreement or letter of credit;

                  (v)      lease for personal and/or real property;

                  (vi)     security or pledge agreement;

                  (vii)    mortgage or deed of trust;

                  (viii) purchase commitment to or contract or agreement with any supplier;

                  (ix)     contract  or  agreement   relating  to  research  and
                           development;

                  (x) license, authority or permit granted by the Sellers to any person or entity;

                  (xi) contract or agreement to which the Seller is a party or by which any of its assets are bound which reasonably are expected to involve future obligations or benefits;

                  (xii) contracts or agreements to which the Sellers are a party or by which the Sellers or any of their assets are bound which individually or collectively are material to the condition (financial or otherwise) of the Acquired Assets, business, or prospects of the Sellers; and,

                  (xiv)    dealer contracts.

                  To Sellers' knowledge, there is not existing any default or event or condition which, with the giving of notice of the passage of time or both, would constitute an event of default by the Sellers under any of the contracts or documents. No party to any of the contracts or documents has given any written notice of default or termination, nor do Sellers have any reason to believe that such notice shall be given.

                  None of the agreements listed on Schedule 3.2(J) have been changed, modified or amended, except as otherwise provided to Purchaser.

         K. Insurance. Sellers have been continuously, and are presently, insured under the fire, liability, and property policies by insurers unaffiliated with Sellers. At no time subsequent to January 1, 2000 has any insurance carrier cancelled or reduced any insurance coverage for the Sellers, nor have the Sellers been given any notice or other indication of any insurance carrier's intention to cancel or reduce any such coverage.

         L. Intellectual Property. Sellers own or, to Sellers' knowledge, have the right to use pursuant to license, sub-license, agreement or permission, all intellectual property used in the operation of the business of Sellers, as presently conducted. Except for the Excluded Assets, each item of intellectual property owned or used by Sellers immediately prior to the closing hereunder will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the closing hereunder, subject to any assignment, transfer or recordation requirements. None of the Sellers have interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and none of the Sellers or their directors or officers have ever received any charge, complaint, claim, notice, or suit alleging any such interference, infringement, misappropriation or violation, except as set forth in Schedule 3.2(L) hereto. Exhibits "A" and "B" identify each current trademark, patent and copyright registration which have been issued to any of the Sellers with respect to any of its or their intellectual property, and also identifies each pending patent application or pending application for copyright registration. Schedule 3.2 (L) also identifies each license agreement or other permission which any of the Sellers have granted to any third party with respect to any of its intellectual property. The Seller has delivered to Purchaser correct and complete copies of all such patents, registrations, applications, license agreements, copyrights, permissions as amended to date, and has made available to the Purchaser correct and complete copies of all other written documents evidencing ownership and possession, if applicable, of each such item.

         With respect to each item of intellectual property that the Sellers own, to Sellers' knowledge:

                  (a) with regard to registered intellectual property, the identified owner possesses all right, title and interest in and to the item, subject to the limitations, rights and terms of the registration and any claims that may pre-exist the date of the registration;

                  (b) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction or charge;

                  (c) no charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand is pending or, to the knowledge of any of the Sellers is threatened which challenge the legality, validity, enforceability, use or ownership of the item; and,

                  (d) in the past four years, the Sellers have not agreed to indemnify any person or entity against any interference, infringement, misappropriation or other conflict with respect to the item, except as set forth in Sellers' standard terms, dealer agreements;

                  (e) Section 3.2(L) of the Disclosure Statement also identifies each item of intellectual property that any of the Sellers uses pursuant to license, sub-license, agreement, or permission. The Sellers have supplied the Purchaser with correct and complete copies of all such licenses, sub-licenses, agreements and permissions.

                  With respect to each item of intellectual property used but not owned by Sellers, to Sellers' knowledge:

                  (a) the license, sub-license, agreement or permission covering the item is enforceable in accordance with its terms and in full force and effect;

                  (b) the license, sub-license, agreement or permission will continue to be enforceable in accordance with its terms and in full force and effect on identical terms following the closing, subject to the limitations, requirements, and terms of such license, sub-license, agreement or permission;

                  (c) no party to the license, sub-license, agreement or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default thereunder or permit termination, modification, or acceleration thereof;

                  (d) no party to the license, sub-license, agreement or permission has repudiated any provision thereof;

                  (e)      Sellers  are not  obligated  to make any  royalty  or
                           other  payment  with  respect  to  any   intellectual
                           property except as disclosed in Schedule 3.2(L).

         M. Internet Rights. Subject to the terms of each registration, license, purchase or other arrangement, Seller has the right to all Internet domain names used by it including, but not limited to, the domain names tandyleather.com, camptandy.com, leather-e.com, tandyleathercrafts.com, tlcdirect.net,
                  tandyleatherdealer.com, and craftyourworld.com. In addition, subject to the terms of each registration, license, purchase or other arrangements, Sellers have the rights to all web sites, registrations, administrative and technical rights, domain names, passwords, codes and shopping cart rights currently used in the business of Sellers ("Internet Rights").

                  Each of the Internet Rights owned by or used by Sellers immediately prior to the closing hereunder will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the closing hereunder, subject to the terms of such registration, license, purchase or other arrangement and any assignment, transfer or recordation requirements. None of the Sellers have ever received any charge complaint, claim, or notice alleging any such interference, infringement, misappropriation or violation of the Internet Rights except as set forth in Schedule 3.2(M) hereto.

                  Schedule 3.2M also identifies each Internet Right that any of the Sellers uses pursuant to license, sub-license, agreement, or permission. The Sellers have supplied the Purchaser with correct and complete copies of all such licenses, sub-licenses, agreements and permissions.

         N. Taxes. All federal, state, county and local taxes, including without limitation, income, information, excise, payroll, sales, use, unemployment, social security, occupation, franchise, property, and other taxes, duties, interest, penalties and charges (collectively "Taxes") levied, assessed, or imposed upon the Sellers and its business, assets, or properties have been duly and fully paid by the due dates or otherwise contested in good faith. In addition, all returns, estimated and extension payments, and reports with respect to taxes required by law or regulation to be filed by the Sellers on or prior to the Closing Date shall have been duly and timely filed. There are no agreements, waivers or other arrangements (oral or written) providing for extensions of time with respect to the assessment or collection of unpaid taxes, nor are there any actions, suits, proceedings, inquiries, investigations, or claims of any nature or kind whatsoever now pending or, to the best knowledge and belief of Sellers after due inquiry, threatened against the Sellers with respect to any such returns or reports, or any such taxes or any matters under discussion with any federal, state, county or local authority relating to taxes, except for a waiver for federal income taxes for fiscal years 1994-1996.

         O.       Labor Disputes: Unfair Labor Practices. Except as disclosed in
                  Schedule 3.2(O) hereto, there is neither pending nor, to the knowledge of Sellers, threatened any labor dispute, grievance, strike, or work stoppage involving any of the employees of the Sellers. There is neither pending nor, to the knowledge of Sellers threatened any charge or complaint involving the Sellers or any of its directors or, officers, by the National Labor Relations Board, the Occupational Health and Safety Administration, the Department of Labor, or any similar federal, state, or local board or agency, or any representative thereof. There are no unfair employment or labor practice charges presently pending or to the knowledge of Sellers threatened by or on behalf of any employee of the Sellers.

         P. Employees and Consultants. Sellers acknowledge and agree that Purchaser shall not assume any pre-Closing employee or employment-related liabilities, including but not limited to employee bonuses for fiscal year 2000. Schedule 3.2(P) hereto, contains a true and complete list of all of the employees of the Seller to whom Purchaser intends to offer employment upon or after Closing. Except as disclosed in Schedule 3.2(P) hereto, there are no oral or written agreements with respect to employees or consultants to which the Sellers are a party or by which Sellers are bound and the employment of each employee of each of the Sellers is termed "at will". Except as disclosed in Schedule 3.2(P) hereto, the Company does not owe any past or present employee any sum other than for accrued wages or salaries for the current payroll period, reimbursable expenses, accrued vacation and holiday pay, sick leave rights, and amounts payable under employee benefit plans, and all of such sums that accrue from the date hereof until the closing, and all of such sums accrued as of the Closing Date shall be paid by the Sellers. Except as disclosed in Schedule 3.2(P), the Sellers have not materially violated any employment law or regulation, including but not limited to Occupational Health & Safety law; Equal Employment Opportunity Commission laws; Fair Employment practices, and sex, race, religion and age discrimination laws, medicare, medicaid or other health care activities. In the event of any employment related claim arising from acts that occurred prior to closing, the Sellers will be responsible for the payment of any such claim pursuant to this paragraph. Purchaser and Sellers agree to cooperate in the investigation of any such claim should such a claim be made after closing relating to a period prior to the closing. Purchaser will not be liable under any retention or severance agreements Sellers may have made with its employees in anticipation of Closing.

         Q.       Financial Statements.

                  (i) Sellers have previously furnished to Purchaser the true, complete and correct copies of the following unaudited financial statements of the Sellers:

                           a)       Balance   sheets  for  September  30,  2000,
                                    October 31, 2000, and June 30, 2000 for the periods reflected therein.

                           b) Income statements for the September 30, 2000, October 31, 2000, and fiscal years ended June 30, 2000 for the periods reflected therein.

                           c)       Aged   accounts    receivable   reports   at
                                    September  30, 2000  October 31,  2000,  and
                                    June 30, 2000.

                           d) Detailed inventory listing at September 30, 2000, October 31, 2000, and June 30, 2000.

                           e) Detailed property and equipment listing including depreciation schedules at September 30, 2000, October 31, 2000, and June 30, 2000.

                  (ii) Sellers will furnish to Purchaser within a reasonable time following Closing the following as of November 30, 2000:

                           a)       Balance Sheet;

                           b)       Income Statement;

                           c)       Aged Account Receivable Report;

                           d)       Detailed Inventory Listing;

                           e) Detailed Property and Equipment Listing, including depreciation.

                  (iii) The Financial Statements and reports have been and will be consistently prepared on an accrual basis from the books and records of the Sellers and in accordance with generally accepted accounting principals. The Financial Statements and reports accurately present the financial position of the Sellers as of the date thereof, and also fairly present the results of operations of the Company for the three month periods ended September 30, 2000 and November 30, 2000.

                  (iv) Except as provided in Schedule 3.2(S), Sellers, to Sellers' knowledge, have no material liabilities or obligations, fixed or contingent, accrued or unaccrued, that are not reflected, or otherwise disclosed on the Balance Sheets except for those liabilities and obligations incurred by the Sellers in the ordinary course of business between September 30, 2000 and the Closing Date, none of which liabilities, individually or collectively, materially violates this Agreement.

         R. Books and Records. The Books and Records of the Sellers with respect to the assets, business, operations, properties, and prospects have been maintained in the usual, regular and ordinary manner and all entries with respect thereto have been made and all transactions have been properly accounted for. All applicable, corporate and other laws relating to the maintenance of such books and records have been materially complied with by the Sellers.

         S. Liabilities. Except as fully disclosed in Schedule 3.2(S) hereto or in Sellers' books and records, including any financial statements, the Sellers have no material debts, liabilities, or obligations of a nature required to be reflected or disclosed in financial statements and the notes thereto prepared in accordance with generally accepted accounting principals except those that are due or to become due, relating to or arising out of any act, transaction, circumstances, or state of facts which occurred or existed on or after September 30, 2000. Since September 30, 2000, Sellers have not incurred debts, liabilities, or obligations whether accrued, absolute, contingent or otherwise, whether due or to become due, other than debts, liabilities, and obligations incurred in the ordinary course of business of the Sellers.

         T. Subsequent Events. Since September 30, 2000, except as relates to Wells Fargo and Bank One, Sellers have not:

                  (i) created or suffered to exist any material liens or encumbrances with respect to any of its assets which have not been discharged;

                  (ii) other than in the ordinary course of business, sold or transferred any of its assets or property;

                  (iii) suffered any material loss or material interruption in use of any of its assets or properties (whether or not covered by insurance) on account of fire, flood, riot, strike, or other hazard or act of God;

                  (iv)     suffered  any  material   change  in  its   business,
                           business activity, business prospects or condition;

                  (v) written off any equipment as unusable or obsolete or for any reason other than in the ordinary course of business;

                  (vi) waived any material right except for statute of limitations and laches;

                  (vii) increased the compensation payable to any employee except in the ordinary course of business;

                  (viii) paid or incurred any management or consulting fees, except as set forth in the financial statements or in the ordinary course of business;

                  (ix) hired any employee who shall have an annual salary in excess of $25,000, other than in the ordinary course of business.

                  (x) without limitation by the enumeration of any of the foregoing, entered into any material transaction other than in the usual and ordinary course of business, other than the entry of the transactions contemplated hereby.

         U. No Material Change. To Seller's knowledge, the Sellers have not suffered or been threatened with any material adverse change in their business or financial condition, business activities, or business prospects including without limitation of the generality of the foregoing, the existence or threat of any labor dispute or any material adverse change in or loss of any material relationship between the Sellers and any of its key customers, suppliers, distributors or employees, except for Gay Kloster.

         V. Employee Benefit Plans. Sellers maintain for the benefits of its employees, ERISA plans known as the Tandycrafts Retirement Savings Plan, and Tandycrafts medical, dental, and cafeteria plans (the "Employee Benefit Plans"). All Employee Benefit Plans and any related trust agreements or annuity contracts have been operated in accordance with ERISA, the Internal Revenue Code of 1986 as amended (the "Code"), other federal statutes, state law, and regulations, and rules, promulgated thereto. Sellers will not be transferring any of the assets of said Employee Benefit Plans as a part of this Agreement, and Sellers acknowledge, agree, represent, and warrant that the Purchaser will have no responsibility whatsoever to the Sellers or others in regard to the maintenance or operation of the Employee Benefit Plans by the Sellers either prior to or after closing.

         W. Litigation. Except as disclosed in Schedule 3.2(W) hereto, there is no litigation, proceeding, investigation or inquiry (in law or in equity) pending and, to the best of the Sellers knowledge and belief, there are no proceedings or investigations or inquiries threatened, against the Sellers with respect to or affecting the business or financial condition of the Sellers, or the consummation of the transactions herein contemplated or the use of the assets of the Sellers.

         X. Absence of Product Warranties, Service Warranties, Buy Back Provisions or Return of Merchandise Provisions. Except for standard warranties, standard terms and conditions in purchase and sales orders, and its product and satisfaction guaranties, neither the Sellers, nor any officer, employee or agent of the Sellers, has made any written or oral warranties with respect to the quality or absence of defects of the products or services of the Sellers that the Sellers have sold or performed, and that are in force as of the date hereof. To Sellers' knowledge, there are no material claims pending or threatened against Sellers with respect to the quality of or absence of defects in such products or services.

         Y. Environmental, Health and Safety. Sellers have complied with all laws, including rules and regulations thereunder, of federal, state, local and foreign governments (and all agencies thereof) concerning the environmental, public health and safety and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

         Z. Regulatory Filings. Sellers and Tandycrafts have complied with all regulatory reporting and filing requirements, including, but not limited to the Securities and Exchange Commission's requirements for filing Forms 8K, 10K, and 10Q except with respect to the most recently required 10K and 10Q.

3.3 Representations and Warranties of Purchaser. To induce Sellers to enter into this Agreement and to perform their obligations hereunder have a full knowledge that Sellers will rely thereupon, Purchaser represents and warrants the truth, accuracy and completeness of the following:

         (a) Organization. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Texas;

         (b) Power and Authority. Purchaser has full power and authority, including full corporate power and authority, to execute and deliver this Agreement and the other agreements referenced herein to which Purchaser is a party (the "Other Purchaser Agreements"), and to consummate and fully perform the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Other Purchaser Agreements referenced herein to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by Purchaser's board of directors, and no other corporate proceedings on the part of Purchaser are required to authorize the execution and delivery of this Agreement, the Other Purchaser Agreements, or the consummation of the transactions contemplated hereby. This Agreement and any related agreement constitutes the valid and legally binding obligations of Purchaser and is enforceable in accordance with its terms.

         (c) Enforceability. This Agreement and the Other Purchaser Agreements have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

         (d) Conflicts; Consents. Neither the execution and delivery of this Agreement and the Other Purchaser Agreements, nor the consummation of the transactions contemplated hereby, will materially conflict with, violate or result in a breach or default under (with or without the giving of notice or the passage time, or both): (i) the Certificate of Incorporation or the Bylaws of Purchaser; (ii) any license, instrument, contract or agreement to which Purchaser is a party or by which Purchaser is bound; or (iii) any law, order, rule, regulation, writ, injunction or decree that is applicable to Purchaser. Neither the execution and delivery of this Agreement or the Other Purchaser Agreements by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will require any consent or approval of, or any filing with, any governmental or private person, body, firm, entity or other person Neither the execution nor the delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby or thereby will result in the creation of any lien, claim, right, charge, encumbrance, or security interest of any nature or type whatsoever, with respect to the Purchase Price or any other consideration paid by Purchaser to the Sellers. The consummation of this Agreement will not result in a breach of, constitute default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under, any contract, lease, sub-lease, license, sub-license, franchise, permit, indenture, agreement, mortgage, instrument of indebtedness, security interest, or other arrangement to which the Purchaser is a party, or by which Purchaser is bound or by which any of its assets are subject, or result in the imposition of any security interest upon any of the Acquired Assets. The Purchaser does not need to give any notice, make any filing with, or obtain any authorization, consent or approval of any government or governmental agencies in order for the parties to consummate the transactions contemplated by this Agreement.

         (e) Accuracy, Representations and Warranties. The copies of all documents furnished to Sellers and their representatives by or on behalf of Purchaser and its representatives are true, complete and correct. No representation or warranty of Purchaser contained in this Agreement or the Other Purchaser Agreements, and no statement contained in the exhibits, the schedules or the other documents delivered by or on behalf of Purchaser or its representatives pursuant to or in connection with this Agreement or the Other Purchaser Agreements or any of the transactions contemplated hereby or thereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated herein or therein in order to make the statements contained herein or therein not misleading.

                                   ARTICLE IV

                         CONDITIONS PRECEDENT TO CLOSING
                         -------------------------------

4.1 Conditions Precedent to Purchaser's Obligations to Close and Required Deliveries at Closing. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment by Sellers, or written waiver by Purchaser, of each of the following conditions precedent on or prior to the Closing Date.

         A. Representations and Warranties. Each and every representation and warranty made by Seller shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

         B. Sellers' Obligations Performed. All obligations of Sellers to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

         C. No Suit, Proceeding or Investigation. No suit, proceeding, inquiry or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin, hinder, or to seek damages on account of the consummation of the transactions herein contemplated.

         D. No Material Change. There has been no material change in the financial condition, management or other affairs of the Sellers that would cause the Purchaser to elect not to proceed with the Closing as per the letter agreement between the parties dated October 16, 2000.

         E. Closing Certificate of Sellers. Sellers shall have delivered to Purchaser a closing certificate dated the Closing Date, in form and content reasonably acceptable to Purchaser ("Seller's Closing Certificate"), pursuant to which Sellers, jointly and severally, represent and warrant to Purchaser that, except as otherwise expressly provided for in this Agreement:

                  (i)      between September 30, 2000 and the closing date:

                           (a)      there have been no material  adverse changes
                                    in  the  assets,   business   operations  or
                                    conditions of the Sellers;

                           (b) the Sellers shall not have incurred any liabilities or obligations not reflected on the Balance Sheet except in the ordinary course of business, and not in violation of this Agreement;

                           (c) there shall have been no material property damage, destruction or otherwise (whether or not covered by insurance) which materially adversely affects the business or assets of the Sellers, other than in the ordinary course of business;

                           (d) no material suit, action or proceeding shall have been instituted or, to the best of such Sellers' knowledge and belief after due inquiry, threatened against the Sellers that threatens to enjoin the execution of this Agreement

                  (ii)     and that:

                           (a) such Sellers' representations and warranties to Purchaser are true and correct as of the Closing Date as if then originally made;

                           (b) all covenants and obligations required by the terms hereof to be performed by such Sellers on or before the Closing Date have been fully performed, or waived by Purchaser;

                           (c) all documents to be executed and delivered by such Sellers at or prior to the Closing have been executed by such Sellers.

         F. Release of UCC-1 Financing Statements. Sellers will provide Purchaser a properly executed release of all financing statements filed by any lender or secured party of Sellers to be effective upon payment by Purchaser and receipt by Sellers of the Purchase Price.

         G. Receipt of Documents. Purchaser shall have received from Sellers executed Bills of Sale transferring all Acquired Assets to the Purchaser.

         H. Receipt of Opinion of Counsel for the Sellers. Purchaser shall have received a favorable opinion of Sellers' general counsel. Said opinion letter shall be in the form and substance satisfactory to Purchaser's general counsel and Sellers' counsel, dated the Closing Date, and confirming the following:

                  (i) The Sellers are corporations duly organized, validly existing and in good standing under their respective states of incorporation and have the corporate power to own its or their assets and properties and to carry on its or their business as it is now being conducted.

                  (ii) TLC DIRECT, INC. and TANDY LEATHER DEALER, INC. are each incorporated and in good standing under the laws of the State of Texas.

                  (iii) TAC HOLDINGS, INC. and TANDYCRAFTS, INC. are each incorporated and in good standing under the laws of the State of Delaware.

                  (iv) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof, will not violate any provision of the Seller's Articles of Incorporation or Bylaws, nor will they result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any loan agreement, note, debenture, indenture, mortgage, deed of trust, lease, contract, agreement or other obligation of any description to which the Sellers is a party or by which any of them is bound, or any judgment, decree, order or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation, except as otherwise set forth in the Agreement, the exhibits thereto, the Schedules or any related agreements.

                  (v) Sellers have full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal and binding obligation of Sellers and is enforceable against them in accordance with its terms.

                  (vi) Except for matters disclosed in this Agreement, counsel has no knowledge of any suits, actions, claims, arbitrations, administrative or other proceedings or governmental investigations pending or threatened against or affecting the Sellers that threatens to enjoin the execution of this Agreement.

                  (vii) Sellers have, and at the Closing shall have, effectively conveyed and transferred to Purchaser, good and marketable title to the Acquired Assets, free and clear of all liens, pledges, and encumbrances.

         I. Schedules. Purchaser shall have received from Sellers a draft of the Schedules referred to in this Agreement, not less than five (5) days prior to the Closing Date, and Purchaser shall be reasonably satisfied with the nature and extent of the disclosure made therein and the representations and warranties of Sellers as modified by the disclosures contained in the Schedules and any Supplemental Schedules.

         J. Repayment of Indebtedness. The Sellers shall have obtained UCC-1 releases from Wells Fargo and Bank One or any other lender that will be effective upon payment of the purchase price by Purchaser to Sellers.

4.2 Conditions to Obligations to Sellers to Close. The obligations of the Sellers to consummate the transactions to be performed by it in connection with the Closing are subject to the satisfaction of the following conditions:

         A. The representations and warranties of the Purchaser set forth in Article III shall be true and correct in all material respects at and as of the Closing Date.

         B. The Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

         C. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction herein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (i) prevent consummation of any the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

         D. All actions to be taken by the Purchaser in connection with consummation of the transaction contemplated hereby and all certificates, opinion, instruments, and other documents required to effect the transaction contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

         E. Receipt of Opinion of Counsel for the Purchaser. Sellers shall have received a favorable opinion of Purchaser's general counsel. Said opinion letter shall be in the form and substance satisfactory to Purchaser's general counsel and Sellers' counsel, dated the Closing Date, and confirming to the following:

                  (i) The Purchaser is a corporation duly organized, validly existing and in good standing under its state of incorporation and has the corporate power to own its assets and properties and to carry on its business as it is now being conducted.

                  (ii) LEATHER TAN ACQUISITION, INC. is incorporated under the laws of the State of Texas.

                  (iii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof, will not violate any provision of the Purchaser's Articles of Incorporation or Bylaws, nor will they result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any loan agreement, note, debenture, indenture, mortgage, deed of trust, lease, contract, agreement or other obligation of any description to which the Purchaser is a party or by which any of them is bound, or any judgment, decree, order or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation, except as otherwise set forth in the Agreement, the exhibits thereto, the Schedule or any related agreements.

                  (iv) Purchaser has full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal and binding obligation of Purchaser and is enforceable against them in accordance with its terms.

                  (v) Except for matters disclosed in this Agreement, counsel has no knowledge of any suits, actions, claims, arbitrations, administrative or other proceedings or governmental investigations pending or threatened against or affecting the Purchaser that threatens to enjoin the execution of this Agreement.

                                    ARTICLE V

                                     CLOSING
                                     -------

5.1 Time and Place of Closing. The Closing shall take place November 30, 2000 (which will be referred to as the "Closing Date"), at the offices of Loe, Warren, Rosenfield, Kaitcer & Hibbs, PC, 4420 W. Vickery Blvd., Fort Worth, Texas 76107.

5.2 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the other acts that are set forth in this
         Article V. All documents which Sellers shall deliver shall be in form and content reasonably satisfactory to Purchaser. All documents which Purchaser shall deliver shall be in form and content reasonably satisfactory to Sellers.

5.3 Purchaser's Deliveries. Subject to the fulfillment or written waiver of the conditions precedent set forth in Article IV hereof, Purchaser shall execute and/or deliver to Sellers at the Closing all of the following:

         A. Funds. Sellers will have received the Purchase Price as adjusted in accordance with Article II herein.

         B. Corporate Resolutions. A certified copy of resolutions of Purchaser's Board of Directors authorizing the execution, delivery and performance of this Agreement, the other agreements referenced herein to be executed by Purchaser, and the transactions contemplated hereby.

         C. Other Documents. All other documents reasonably required to consummate the transaction herein contemplated.

5.4 Sellers' Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Article IV hereof, Sellers shall deliver to Purchaser at the offices of Loe, Warren, Rosenfield, Kaitcer & Hibbs, PC the following:

         A. Certificates of Existence. Certificates of Existence for each of the Sellers by the Secretary of State of their respective states of incorporation, such Certificates of Existence to be issued at a date not earlier than three months prior to the Closing Date.

         B.       Closing Certificate.  Sellers' Closing Certificate executed by
                  Sellers.

         C.       Bills  of  Sale.  All  of  the  bills  of  sale,   assignment,
                  transfers,   schedules  and  exhibits   referred  to  in  this
                  Agreement.

         D. Certificate of Good Standing. A Certificate of Good Standing from the comptroller of Texas evidencing the filing of all tax reports and the payment in full by the Sellers of all sales, use, and franchise taxes imposed.

         E. Other Documents. Without limitation by specific enumeration of the foregoing, all other documents reasonably required to consummate the transaction herein contemplated including, without limitation, all documents and instruments reasonably required by Purchaser in order to assure itself that it receives good title to the Acquired Assets free and clear of all liens, claims, charges, liabilities, encumbrances and security interests of whatsoever kind and nature.

         F. Opinion Letter. Opinion letter from Sellers' counsel in form and substance acceptable to Purchaser's counsel.

         G. Corporate Resolutions. A certified copy of resolutions of Sellers' Board of Directors authorizing the execution, delivery and performance of this Agreement, the other agreements referenced herein to be executed by Sellers, and the transactions contemplated hereby, and changing the name of Sellers in accordance with this Agreement.

                                   ARTICLE VI.

                            POST CLOSING OBLIGATIONS
                            ------------------------

6.1      Obligations of Sellers and Purchaser.

         A. For purposes of 6.1, "Sellers" will be defined as TLC DIRECT, INC. and TANDY LEATHER DEALER, INC.

         B. Covenant Not to Compete. In consideration of the execution and delivery of this Agreement by Purchaser, and in consideration of the Purchase Price, and as additional consideration therefor, Sellers and Tandycrafts, Inc. and its subsidiaries unconditionally agree that during the Restriction Period (as defined below) Sellers will not directly or indirectly (including, without limitation, as a partner, shareholder, director, officer or employee of, or consultant to, any other person or entity), or in any other capacity within, into or from the Restricted Territory (as defined below) engage in the leathercrafts business unless first authorized in writing by Purchaser, which authorization may be withheld in the sole and absolute discretion of Purchaser. For purposes of this Agreement the term "Restricted Period" shall mean the period ending five (5) years from the date of the Closing. For purposes of this Agreement the term "Restricted Territory" shall mean worldwide, including the United States. In the event those restricted violate their obligations under this
                  Article VI, then the Restricted Period for the violators shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation are terminated. Notwithstanding anything to the contrary above, nothing contained herein shall restrict the conduct of normal business by Tandycrafts, Inc. and its subsidiaries nor shall restrict any natural avenues of expansion by such companies excluding leathercraft related businesses.

         C. Nonsolicitation. In consideration of the execution and delivery of this Agreement by Purchaser, and in consideration of the payments by Purchaser of the Purchase Price, Sellers and Tandycrafts agree that for a period of one (1) year following the Closing, they will not, directly or indirectly, solicit or cause others to solicit any of Sellers' employees that have been hired by Purchaser and are listed on Schedule 3.2(P).

         D.       Trade  Secrets  and  Other  Information.  After  the  Closing,
                  Sellers will not violate any trade secrets of Purchaser involving trade secrets related to any Acquired Assets.

         E. Disclosure. The parties agree, in the event a press release has not been previously prepared, that upon the Closing, a jointly prepared press release will be issued regarding this transaction; provided, however, nothing in this Agreement shall limit or restrict each party's and its parent's disclosure of all material information regarding the transactions described herein accordance with applicable securities law and the requirements of applicable stock exchanges.

         F. Equitable Relief. Each Seller acknowledge the covenants contained in each of paragraphs A, B, C, D, and E of this Section are a material inducement for Purchaser to execute and deliver to this Agreement and to consummate the transactions contemplated hereby. Accordingly, all parties acknowledge the restrictions contained in each of these paragraphs A, B, C, D, and E of this Section (including, without limitation, the Restricted Period and the Restricted Territory) are reasonable and necessary for the protection of the business and the Purchaser's investment in the business, and that a breach of any such restriction could not adequately be compensated by damages in an action at law. In the event of a breach or threatened breach by any of the Sellers of any of the provisions of any of paragraph A, B, C, D, and E of this Section, Purchaser shall be entitled to obtain, without necessity of posting bond therefor, an injunction (preliminary or permanent, or a temporary restraining order) restraining the breaching party from the activity or threatened activity constituting, or that would constitute, a breach of this Agreement, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which right shall be cumulative and in addition to any other rights or remedies to which Purchaser may be entitled.

         G. Severability. Each and every provision set forth in each of paragraphs A, B, C, D, and E of this Article VI is independent and severable from the others, and no provision shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. The parties hereto agree that if any provision of any of these paragraphs A, B, C, D, and E of this
                  Article VI shall be declared by a court of competent jurisdiction to be unenforceable for any reason whatsoever, the court may appropriately limit or modify such provision, and such provision shall be given effect to the maximum extent permitted by applicable law.

         H Consents. The parties hereto shall use their commercially reasonable efforts and make every good faith attempt to obtain any and all consents reasonably required by Purchaser to, or in connection with the assignment of, or alternate arrangements satisfactory to Purchaser with respect to, any contract, lease, license, permit, agreement or other instrument, that is to used as an asset of the Purchaser, or that may be necessary, appropriate or required in order to permit the conduct of the business and operations after the Closing to be in all respects the same as the conduct of the business and operations of the business of Tandy Leather's leathercraft business as conducted by Tandy Leather Company and its successors immediately prior to the Closing.

         I. Assumption of Liability. Purchaser shall fully and timely discharge all of the Assumed Liabilities. Purchaser shall fully assume and perform the Assumed Contracts, including the Agreement, dated on or about February 3, 1998, between Al Stohlman, Ann Stohlman, Tandy Leather Company and/or Tandycrafts, Inc. Purchaser shall be responsible for and shall assume and fully perform all obligations and liabilities on or after Closing with respect to any employee of Sellers that is hired by Purchaser, as listed in Schedule 3.2(P). As to any such employee on Schedule 3.2(P), Purchaser will grant such employee seniority based on their time of hire with Sellers or Tandy Leather Company for purposes of vacation and insurance benefits under The Leather Factory's policies and such employees will be eligible to participate in The Leather Factory, Inc. Employee Stock Ownership Plan and Trust. To the extent that there are any discrimination or harassment claims or EEOC or Department of Labor claims, the parties agree to cooperate in good faith in the investigation of such claims and Purchaser will be responsible for any such claims relating to acts or omissions arising on or after Closing.

6.2 Obligations of Purchaser and Sellers; further Assurances. The parties shall execute such further documents, and perform such further acts as may be necessary to transfer and convey the Acquired Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions herein provided.

6.3 Change of Name. Sellers agree that within thirty (30) days after the Date of Closing, they will change the name of the Sellers to a name that does not include the words or phrases "Tandy", "Leather", or "Tandy Leather". The notice of change of said name shall be filed with the Secretary of State of the State of Texas, and in all states in which Sellers are registered to do business, and a copy of said change of name served upon the attorney for the Purchaser. The parties agree that, except as set forth in the Assignment of Certain Trademarks and Intellectual Property of even date herewith, Tandycrafts retains all rights to its trademarks, trade names and other intellectual property rights, including "Tandycrafts", "Tandyarts" or other similar or derivative names, and that such entities do not have to change their names, nor does such use infringe upon the trademarks and other rights being transferred to Purchaser in this Agreement.

6.4 Use of Premises. Sellers agree to allow Purchaser to have the use of the office and warehouse area now being used by Sellers at 1400 Everman Parkway, Fort Worth, Texas for a period of up to thirty (30) days after the Closing pursuant to the terms of the Lease, attached hereto as Exhibit "J", which is incorporated herein be reference for all purposes. Sellers and Purchaser shall cooperate in both the use of the premises and in the relocation of the Sellers' employees who are hired by Purchaser pursuant to the terms of this Agreement and of the Acquired Assets.

6.5 Continued Access. For any computers, servers, phone lines, equipment or software that is used by Sellers but that are not Acquired Assets, Sellers shall provide Purchaser with continued access to such items for a period of ninety (90) days following the Closing Date.

6.6 IP Address Transfer. Sellers shall cooperate with Purchaser to transfer the Internet Domain Names from Sellers' IP addresses to Purchaser's IP addresses.

6.7 Records. Notwithstanding anything to the contrary above, Seller and/or Seller's parent company may keep and retain copies of such records as may be necessary, required or desirable by law, to assist Seller in making and filing SEC and other public filings or reports and tax reports or filings and to fulfill other legal or contractual obligations and duties of Seller or Division, to pursue claims against third parties or Buyer or to dispute claims from third parties or Buyer, to discuss, respond and communicate effectively with Seller's accountants, lawyers, bankers, auditors, and other advisors and as otherwise deemed appropriate by Seller or its parent company, in good faith, in order to fulfill any legal obligations and duties of the Seller and/or its parent company. In addition, Seller and/or Seller's parent company may keep and retain the originals of all records pertaining to the Excluded Assets. Seller, however, will make the original records available to Purchaser to permit the audit of Sellers' financial statements to allow Purchaser to comply with its SEC filing requirements in a timely manner.

6.8 Period to Adjust Purchase Price. In the event it becomes necessary to adjust the Purchase Price pursuant to Article 2.2(B), the parties agree that the calculation and any corresponding payment will be made within ninety (90) days of Closing.

                                   ARTICLE VII

                                 INDEMNIFICATION
                                 ---------------

7.1      Indemnification by Sellers.

         A. Each Seller (hereinafter defined as "Indemnitors"), covenant and agree to defend, indemnify and hold Purchaser harmless for, from and against any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs and expenses (including without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claim covered by this indemnity) with respect to or arising out of any claim, proceeding, action and/or cause of action which Purchaser may suffer or incur by reason of:

                  (i) the inaccuracy of any of the representations or warranties of Sellers contained in this Agreement, or any of the agreements, exhibits or schedules delivered in connection with this Agreement;

                  (ii) the failure to comply with, or the breach or default by a Sellers of any of the covenants, warranties, or agreements made by Sellers contained in this Agreement, or any of the agreements, exhibits, or schedules delivered in connection with this Agreement;

                  (iii) any liability or obligations of Seller not reflected on the Closing Balance Sheet, in the financial statements, in the exhibits or schedules hereto or otherwise disclosed to Purchaser.

                  (iv) any liabilities related to charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands or litigation brought by Steel Partners or any other minority shareholder of Sellers or by any other person or entity before or after Closing.

7.2      Indemnification by Purchaser.

         A. Purchaser (hereinafter defined as "Indemnitors"), covenant and agree to defend, indemnify and hold Sellers harmless for, from and against any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs and expenses (including without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claim covered by this indemnity) with respect to or arising out of any claim, proceeding, action and/or cause of action which Sellers may suffer or incur by reason of:

                  (i) the inaccuracy of any of the representations or warranties of Purchaser contained in this Agreement, or any of the agreements, certificates, documents, exhibits or schedules delivered in connection with this Agreement;

                  (ii) the failure to comply with, or the breach or default by Purchaser of any of the covenants, warranties, or agreements made by Purchaser contained in this Agreement, or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement;

                  (iii)    any  liability  or   obligations   of  Purchaser  not
                           reflected on the Closing Balance Sheet.

                  (iv) any liabilities related to charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands or litigation brought by any minority shareholder of Purchaser or by any other person or entity before or after Closing.

7.3 Notice and Right to Defend Third-Party Claims. Promptly upon receipt of notice of any claim, demand or assessment or the commencement of any suit, action or proceeding with respect to which indemnity may be sought pursuant to this Agreement, the party seeking to be indemnified or held harmless (the "Indemnitee") shall notify in writing, if possible, within sufficient time to respond to such claim or answer or otherwise plead in such action (but in any event within thirty (30) days, the party from whom indemnification is sought (the "Indemnitor"). In case any claim, demand or assessment shall be asserted, or suit, action or proceeding commenced against the Indemnitee, the Indemnitor shall be entitled, at the Indemnitor's expense, to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, at its own expense, with counsel of Indemnitor's choice shall not be unreasonably withheld or delayed, provided that the Indemnitor confirms to the Indemnitee that it is a claim to which its rights of indemnification apply. The Indemnitor shall have the right to settle or compromise monetary claims; however, as to any other claim, the Indemnitor shall first obtain the prior written consent from the Indemnitee, which consent shall be exercised in the sole discretion of the Indemnitee. After notice from the Indemnitor to the Indemnitee of Indemnitor's intent so to assume the defense, conduct, settlement or compromise of such action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses (including, without limitation, settlement costs) subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement of such action while the Indemnitor is diligently defending, conducting, settling or compromising such action. The Indemnitor shall keep the Indemnitee apprised of the status of the suit, action or proceeding and shall make Indemnitor's counsel available to the Indemnitee, at the Indemnitor's expense, upon the request of the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in connection with any such claim and shall make personnel, books and records and other information relevant to the claim available to the Indemnitor to the extent that such personnel, books and records and other information are in the possession and/or control of the Indemnitee. If the Indemnitor declines to participate, the Indemnitee shall be entitled, at the Indemnitor's expense, to defend, conduct, settle or compromise such matter with counsel satisfactory to the Indemnitor, whose consent to the selection of counsel shall not be unreasonably withheld or delayed.

                                  ARTICLE VIII

                                  MISCELLANEOUS
                                  -------------

8.1 Schedules. The Schedules referred to in this Agreement reflect information supplied to Purchaser in the course of its investigation of the Sellers. Except with respect to Financial Statements, Sellers may supplement to or amend any Schedule from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, including by delivering one or more supplements or amendments to correct any matter which would constitute a breach of any representation or warranty contained herein.

8.2 Assignability. Purchaser may assign all or part of its rights under this Agreement to any entity that it controls, is controlled by or is under common control with, and which entity shall assume all of Purchaser's obligations hereunder with respect to the rights so assigned and such assignment shall not release Purchaser of any obligation created herein.

8.3 Brokers and Finders. Purchaser and Sellers each represent and warrant to each other that the respective party has not dealt with and is not aware of any dealings with any person, firm or corporation who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from the other party for arranging these transactions or introducing the parties to each other.

8.4 Costs and Expenses. Purchaser and Sellers shall each be responsible for their own fees and expenses incurred in connection with the negotiation, execution and consummation of this transaction, including without limitation, legal and accounting fees and expenses.

8.5 Notices. All notices required to be given hereunder shall be in writing and shall be deemed given when delivered in person, or three (3) business days after being placed in the hands of courier service prepaid, or faxed, provided that a confirming copy is delivered forthwith as herein provided as follows:

         Sellers                            Tandy Leather Dealers, Inc.
                                            TLC Direct, Inc.
                                            c/o Mr. Russell L. Price
                                            1400 Everman Parkway
                                            Fort Worth, Texas 76140-5089


         Purchaser                          Leather Tan Acquisition, Inc.
                                            PO Box 50429
                                            Fort Worth, Texas 76105

                  With a copy to:           William M. Warren, Attorney
                                            4420 W. Vickery Blvd.
                                            Fort Worth, Texas 76107


         Tandycrafts, Inc.                  Michael Walsh
                                            1400 Everman Parkway
                                            Fort Worth, Texas 76140-5089

8.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each exhibit and schedule shall be considered incorporated into this Agreement. This Agreement may not be amended, modified, supplemented or otherwise altered in any respect except by an agreement in writing signed by the parties hereto. There are no other representations, warranties, promises, agreements, covenants, or other statements other than those contained herein. This Agreement supersedes all prior written or oral agreements among the parties hereto. Neither party is relying upon any representations, warranties, promises, agreements, covenants or other statements of the other parties other than those contained herein.

8.7 Waivers. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants of this Agreement, to exercise any right or privilege conferred in this Agreement or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

8.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

8.9 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

8.10 Applicable Law, Jurisdiction and Venue. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Texas applicable to contracts made in that state without regard to the conflicts of laws and principles of such state. Jurisdiction and venue for any dispute associated with this Agreement will be in the appropriate Federal or State District Court located within Tarrant County, Texas where this Agreement is entered.

8.11 Construction. The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and that this document has been reviewed by the respective legal counsel for the parties hereto and that normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

8.12 Release. In exchange for the consideration set forth herein, The Leather Factory, Inc., Leather Tan Acquisition, Inc and their subsidiaries, affiliates, parent corporations, divisions, officers, directors, employees, agents, stockholders, affiliates, partners, customers, distributors, suppliers, predecessors-in-interest, successors, assigns, and attorneys (individually and collectively referred to as "Claimant") hereby fully, completely and forever release, settle, compromise, acquit, and discharge Sellers, Tandy Leather Company, Tandycrafts, Inc. and their subsidiaries, affiliates, parent corporations, divisions, officers, directors, employees, agents, stockholders, affiliates, partners, customers, distributors, suppliers, predecessors-in-interest, successors, assigns, and attorneys (individually and collectively referred to as "Company"), from any and all liability, damages, claims, actions, lawsuits, demands, fees, costs, or other expenses which have or may have been asserted against Company from any cause whatsoever, whether known or unknown, from whatever source derived (past, present, or future), whether in tort or contract or otherwise, including but not limited to any copyright, trademark, patent, trade secret, or other intellectual property rights infringement, any contract (express or implied) claims, any emotional distress claims, including infliction of emotional distress, whether intentional or negligent, any defamation, libel, slander or similar claims, any false light claims, any unfair competition claims, any tortious interference claims, any antitrust claims, any claims for lost profits or other remuneration, any and all acts or failure to act in contravention of any federal, state or local laws, ordinances, or regulations, including but not limited to state or federal securities laws, any claims of fraud, any breach of fiduciary duties claims, any breach of any special trust or relationships claims, and any other claims, charges, or demands of any sort which accrued or occurred on or before the date of execution of this Agreement, asserted in or which might have been asserted in, connected with, arising out of, or in any way related to the facts, circumstances and/or transactions between Company and The Leather Factory, Inc. and Leather Tan Acquisition, Inc. ("Claims"), except for any claims relating solely to this Agreement, the Letter Agreement between Sellers and The Leather Factory, Inc. dated October 16, 2000 and any confidentiality agreement between the parties, Tandycrafts, Inc. or The Leather Factory, Inc.. Claimant further covenants not to bring or assert or cause any third party to bring or assert any claim, causes of action or liabilities whatsoever arising from, relating to or pertaining to the Claims. It is the intent of Claimant that this be a full and final release of matters of controversy between Claimant and Company.

8.13 Release. In exchange for the consideration set forth herein, Tandycrafts, Inc. and its subsidiaries, affiliates, parent corporations, divisions, officers, directors, employees, agents, stockholders, affiliates, partners, customers, distributors, suppliers, predecessors-in-interest, successors, assigns, and attorneys (individually and collectively referred to as "Claimant") hereby fully, completely and forever release, settle, compromise, acquit, and discharge Purchaser, The Leather Factory, Inc., and Leather Tan Acquisition, and their subsidiaries, affiliates, parent corporations, divisions, officers, directors, employees, agents, stockholders, affiliates, partners, customers, distributors, suppliers, predecessors-in-interest, successors, assigns, and attorneys (individually and collectively referred to as "Company"), from any and all liability, damages, claims, actions, lawsuits, demands, fees, costs, or other expenses which have or may have been asserted against Company from any cause whatsoever, whether known or unknown, from whatever source derived (past, present, or future), whether in tort or contract or otherwise, including but not limited to any copyright, trademark, patent, trade secret, or other intellectual property rights infringement, any contract (express or implied) claims, any emotional distress claims, including infliction of emotional distress, whether intentional or negligent, any defamation, libel, slander or similar claims, any false light claims, any unfair competition claims, any tortious interference claims, any antitrust claims, any claims for lost profits or other remuneration, any and all acts or failure to act in contravention of any federal, state or local laws, ordinances, or regulations, including but not limited to state or federal securities laws, any claims of fraud, any breach of fiduciary duties claims, any breach of any special trust or relationships claims, and any other claims, charges, or demands of any sort which accrued or occurred on or before the date of execution of this Agreement, asserted in or which might have been asserted in, connected with, arising out of, or in any way related to the facts, circumstances and/or transactions between Company and Tandycrafts, Inc. ("Claims"), except for any claims relating solely to this Agreement or the Letter Agreement or any Confidentiality Agreement between and among Sellers, The Leather Factory, Inc., and/or Tandycrafts, Inc. dated October 16, 2000. Claimant further covenants not to bring or assert or cause any third party to bring or assert any claim, causes of action or liabilities whatsoever arising from, relating to or pertaining to the Claims. It is the intent of Claimant that this be a full and final release of matters of controversy between Claimant and Company.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

         SELLERS:              TLC DIRECT, INC.


                               By:               /s/  Ron Perry
                                   ---------------------------------------------

                               Print Name:       Ron Perry
                                           -------------------------------------


                               TANDY LEATHER DEALER, INC.


                               By:               /s/  Jim Vollwock
                                   ---------------------------------------------

                               Print Name:       Jim Villwock
                                           -------------------------------------


                               TANDYCRAFTS, INC.

                               (as to Sections 1.7, 6.1(B and C), and 8.13 only)



                               By:               /s/  Michael J. Walsh
                                   ---------------------------------------------

                               Print Name:       Michael J. Walsh
                                           -------------------------------------


PURCHASER:                     LEATHER TAN ACQUISITION, INC.


                               By:               /s/Wray Thompson
                                   ---------------------------------------------

                               Print Name:       Wray Thompson, President
                                           -------------------------------------



                               THE LEATHER FACTORY, INC.

                                (as to Section 8.12 only)



                               By:               /s/Wray Thompson
                                   ---------------------------------------------

                               Print Name:       Wray Thompson, President
                                           -------------------------------------

                      Description of Exhibits and Schedules


Exhibit or Schedule                            Description
-------------------                            -----------

    Exhibit A              List of patents and  trademarks,  registered,  common
                           law, unregistered and expired.

    Exhibit B              List   of   copyrights,   registered,   common   law,
                           unregistered and expired.

    Exhibit C              List of leases, sublease and rights thereunder.

    Exhibit D              Contracts,   indentures,    agreements,    mortgages,
                           instruments  of  indebtedness,   security   interest,
                           guarantees, royalty agreements, dealer contracts, other similar agreements and rights thereunder.

    Exhibit E              Accounts,  notes,  other  receivables,  including any
                           uncollected claims.

    Exhibit G              List of leather  craft art.

    Exhibit H              Assignment  of certain  trademarks  and  intellectual
                           property from TAC Holdings, Inc. to TLC Direct, Inc.

   Schedule 1.3            Certain assumed obligations and liabilities.

    Exhibit I              Allocation of purchase price.

  Schedule 3.2(D)          Conflicts  with  Seller's  Article of  Incorporation,
                           bylaws,   licenses,    instruments,    contracts   or
                           agreements.

                           Conflicts with any law, order, rule, regulation, writ, injunction or decree.

                           Liens,   claims,   rights,   charges,   encumbrances,
                           security interests with respect to the Acquired Assets that result from the transaction.

                           Any consents, permits, licenses, approvals, filings needed to accomplish the transaction.

                           Any contract, lease, sub-lease, license, sub-license, franchise, permit, indenture, agreement, mortgage, instrument of indebtedness, security interest, or other arrangement that would be breached, defaulted, accelerated, create a right to accelerate, terminate, modify, cancel or require any notice in connection with this transaction.

  Schedule 3.2(J)          List of certain material agreements of the Sellers.

  Schedule 3.2(L) List of charges, claims, complaints and suits, alleging any interference, infringement, misappropriation or violation by the Sellers of any Intellectual Property.

                           List   of   any    interference,    infringement   or
                           misappropriation, alleged or actual, by any third party of any of the Sellers' Intellectual Property.

                           Licenses of Intellectual Property created by the Sellers as licensor.

                           Licenses of Intellectual Property granted to the Sellers as licensee.

                           Any royalty or other payment obligations of the Sellers with respect to Intellectual Property.

  Schedule 3.2(M)          Any charge,  complaint,  claim or notice alleging any
                           interference,   infringement,   misappropriation   or
                           violation of each of the Sellers' Internet Rights.

                           Any Internet Right used by the Sellers pursuant to license, sub-license, agreement or permission.

  Schedule 3.2(O)          List of any  pending or  threatened  labor  disputes,
                           grievances, strikes, work stoppages, involving Sellers employees and any threatened charge or complaint of the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Labor or any other board or agency.

  Schedule 3.2(P)          List  of  all   employees  of  Sellers  to  whom  the
                           Purchaser intends to offer employment upon or after Closing.

                           All employment and arrangements, written or oral, by Sellers with their employees and consultants.

                           Amounts owed to past or present employees of the Sellers other than accrued wages and salaries for the current payroll period, reimbursable expenses, accrued vacation and holiday pay, sick leave rights, amounts payable under employee benefit plans.

                           Any violations by Sellers of employment law or regulation including OSHA, EEOC, Fair Employment Practices, sex, race, religion, age discrimination, Medicare or Medicaid laws and regulations.

  Schedule 3.2(S) Debts, liabilities, or obligations, fixed or contingent, of Sellers incurred on or after September 30, 2000 that should be disclosed in financial statements in accordance with generally accepted accounting principles.

  Schedule 3.2(W)          Sellers' pending and threatened litigation.

    Exhibit J              Lease  agreement for office and warehouse  located at
                           1400 Everman Parkway, Fort Worth, Texas.